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                                                                     EXHIBIT 2.2

                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         This First Amendment (this "Amendment") to Agreement and Plan of Merger, dated as of July 6, 2004, is by and among Teleflex Incorporated, a Delaware corporation (the "Buyer"), TFX Acquisition Corporation, a California corporation and wholly-owned subsidiary of the Buyer (the "Merger Sub"), Freeman Spogli & Co. LLC (the "FS Management Company"), FS Equity Partners IV, L.P., a Delaware limited partnership (the "Shareholders' Representative"), and River Holding Corp., a Delaware corporation ("Holding"), and Hudson Respiratory Care Inc., a California corporation (the "Company"). Capitalized terms used but not defined in this Amendment have the meaning given such terms in the Agreement (defined below).

                                   BACKGROUND

         The Parties have entered into an Agreement and Plan of Merger dated May 17, 2004 (the "Agreement"). The Parties now desire to amend the Agreement as set forth in this Amendment. In consideration of the mutual covenants and agreements set forth below, the Parties agree as follows:

                                      TERMS

1. Section 1 of the Agreement is hereby amended by adding the following new definition immediately following the definition of "GAAP" contained therein:

         ""Handelsbanken Obligations" means all obligations and liabilities (including all unpaid amounts of principal and accrued interest) then outstanding under the Hudson RCI AB Credit Facility and/or any other agreements or instruments entered into between or among the Company, Hudson RCI AB or any other subsidiary of the Company, on the one hand, and Svenska Handelsbanken AB or any of its subsidiaries or Affiliates, on the other, as of the opening of business on July 6, 2004."

2.       The definition of "Company Retention Payment Obligation" contained in
Section 1 of the Agreement is hereby amended by deleting section (a) of such definition in its entirety and replacing it with the following:

         "(a) the amount of retention payments that may be payable by the Company pursuant to oral or written agreements the Company enters into after the date hereof and on or before the Closing with certain of its officers and employees (including the payments of bonuses to each of Jerry Burns and Paul Vallina, employees of the Company) up to a maximum of seven hundred fifty thousand dollars ($750,000), and"

3. The definition of "Hudson RCI AB Credit Facility" contained in Section 1 of the Agreement is hereby amended and restated in its entirety and replaced with the following:

         ""Hudson RCI AB Credit Facility" means that certain Credit Agreement between Svenska Handelsbanken AB, Steamer Holding AB and Hudson RCI AB dated October 1, 2003, as amended or supplemented through the date hereof."

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4.       The definition of "Senior Preferred Share Price" contained in Section 1 of the Agreement is hereby amended by deleting subsection (ii) of such definition in its entirety and replacing it with the following:

         "(ii) all accumulated and unpaid dividends thereon (as set forth in the Company's certificate of designation for the Company Senior Preferred Shares), as if the Company Senior Preferred Shares had remained outstanding through and including that date which is thirty (30) days after the Closing Date (or such other date as the Shareholders' Representative may specify in writing to the Buyer no later than two (2) business days prior to the Closing Date),"

5. Section 2.5(f) of the Agreement is hereby amended by deleting the first sentence of such section in its entirety and replacing it with the following:

         "The FS Management Company agrees that it shall retain, and not distribute to the general or limited partners of the Shareholders' Representative, or to the holders of the Company Common Shares, the Company Options or the Warrants, $5,000,000 of the Preliminary Purchase Price (the "Net Working Capital Holdback"), until the Final Closing Date Net Working Capital Amount and the Final Closing Date Cash have become final and binding on the Parties pursuant to Section 2.5(c), and all amounts required to be paid by the Shareholders' Representative or the Buyer pursuant to Section 2.5(d) have been paid in full."

6. Section 2.5(d) of the Agreement is hereby amended by adding the following new subparagraph (iii):

         "(iii) In addition to any adjustment to the Preliminary Purchase Price provided under the foregoing subparagraphs (i) or (ii), (x) if the Handelsbanken Obligations are less than $9,912,539 (such difference, the "Handelsbanken Shortfall"), Buyer shall pay to the FS Management Company (for the benefit of the Holders of the Company Common Shares, the Company Options and the Warrants), by wire transfer in immediately available funds to the account designated by the Shareholders Representative, an amount equal to the Handelsbanken Shortfall, which amount will be added to the Net Working Capital Holdback and allocated and distributed as provided in Section 2.5, or (y) if the Handelsbanken Obligations exceed $9,912,539 (such excess, the "Handelsbanken Excess"), then the Shareholders' Representative shall pay to the Buyer, by wire transfer in immediately available funds to the account designated by the Buyer, an amount equal to the Handelsbanken Excess."

7. Section 2.5 of the Agreement is hereby further amended by adding the following new subsection (g):

         "(g) Notwithstanding the terms and provisions of subparagraph (a) of this Section 2.5, and so long as the Closing occurs on or prior to July 6, 2004, then, each of the Estimated Closing Date Balance Sheet, the Estimated Closing Date Net Working Capital Amount, the Estimated Closing Date Cash, the Final Closing Date Balance Sheet, the Closing Date Net Working Capital Amount and the Closing Date Cash shall be determined as of the close of business on June 30, 2004. If the actual date on which the Closing occurs is after July 6, 2004, then the parties agree that each of the Estimated Closing Date Balance Sheet, the Estimated Closing Date Net Working Capital Amount, the Estimated Closing Date Cash, the Final Closing Date Balance Sheet, the

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Closing Date Net Working Capital Amount and the Closing Date Cash shall be determined as of the opening of business on the Closing Date."

8. Section 4.1 of the Agreement is hereby amended by deleting the number "588,156" in subparagraph (b) of such section and replacing it with the number "588,151."

9. Section 4.2 of the Company Disclosure Letter is hereby amended by deleting the number "588,156" in the column entitled "Senior Preferred Shares" held by Holding and replacing it with the number "588,151."

10. Section 4.6 of the Company Disclosure Letter is hereby amended by adding thereto the following:

         "HRC HOLDING INC.
         Jurisdiction of Incorporation: Delaware
         Authorized shares of capital stock: 1,000
         No. shares held in treasury: 0
         No. shares issued and outstanding: 100

         NAME OF HOLDER                             NUMBER OF SHARES
         Hudson Respiratory Care Inc.               100%"

11. Section 5.13 of the Agreement is hereby amended by deleting the fourth sentence of such section in its entirety and replacing it with the following:

         "The Environmental Insurance shall have a term of five (5) years, coverage limit of no less than $5,000,000, and a self-insured retention not to exceed $100,000, with the exception of cleanup cost coverage for the former UST area at the Arlington Heights facility, for which the self-insured retention shall not exceed $350,000."

12. Section 7.1(l) of the Agreement is hereby amended by adding the following language after the word "obtained":

"(other than the consent of Health Trust Purchasing Group that would otherwise be required pursuant to Item 3 described in Schedule 7.1(l), the receipt by Buyer of which is hereby waived as a condition to Buyer's obligation to close)"

13. Section 8.2(e) of the Agreement is hereby amended by inserting after the first sentence of such subsection the following:

         "In addition, if Buyer makes a claim for indemnification for cleanup costs incurred for the former UST area at the Arlington Heights facility under the Environmental Insurance where the self-insured retention is actually paid by Buyer and/or the Surviving Corporation, then the Significant Shareholders, jointly and severally, shall indemnify Buyer to the extent that the cleanup costs actually paid by Buyer exceed $100,000 up to the maximum applicable self-insured retention amount of $350,000 (i.e., the Significant Shareholders shall, pursuant to this provision, indemnify Buyer for an amount up to but not in excess of $250,000); provided,

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however, that upon receipt of a no further response action letter or document of similar effect ("NFR Letter") from the Illinois Department of the Environment with respect to the former UST area, Buyer shall submit the NFR Letter to the insurer, and upon endorsement of the Environmental Insurance to provide for a $100,000 self-insured retention for cleanup cost coverage for the former UST area at the Arlington Heights facility, Significant Shareholders shall have no further obligation to indemnify Buyer pursuant to this sentence. Notwithstanding the foregoing, at all times after the Closing, Buyer will reasonably cooperate with the efforts of CenterPoint Trust Properties to obtain the NFR Letter."

14. Section 8.2 of the Agreement is hereby further amended by inserting the following new subsection (g):

         "(g) Notwithstanding anything to the contrary contained in this Agreement, the Significant Shareholders shall pay any costs or expenses incurred by the Company or its subsidiaries or Affiliates prior to the Closing and any additional reasonable costs and/or expenses incurred by the Surviving Corporation or its respective subsidiaries or Affiliates, in each case that are not included or reflected in the Estimated Closing Date Balance Sheet or the Final Closing Date Balance Sheet in order to (i) complete installation of a wastewater treatment system as described in that certain Contract No. CM-C122TC-04 between Kiewclass (M) Sdn Bhd and CST Engineering Sdn Bhd, dated June 27, 2004, at the Kuala Lumpur facility and obtain any permits or authorizations required by the Malaysia Department of the Environment for operation of the Kuala Lumpur facility and the discharge of treated water to the sewer system, (ii) repair damaged friable asbestos containing materials on the boiler flue, as recommended by URS Corporation in the Asbestos Survey Report for the Company's Arlington Heights facility and (iii) arrange for proper disposal or reuse of a stockpile of soil presently located at the Arlington Heights facility."

15. Section 8.2 of the Agreement is hereby further amended by inserting the following new subsection (h):

         "(h) Notwithstanding anything to the contrary contained in this Agreement, the Significant Shareholders, jointly and severally, shall indemnify Buyer (including, after the Closing, the Surviving Corporation and each of its subsidiaries) from and against any and all Adverse Consequences arising from or relating to claims alleged in that certain letter by Richard Johansen to the Company dated May 24, 2004 or any other claims that may be asserted by Richard Johansen against Buyer, the Surviving Corporation or its subsidiaries arising from or relating to Richard Johansen's employment with the Company at any time prior to the Closing or the termination of such employment."

16. Section 8.2 of the Agreement is hereby further amended by inserting the following new subsection (i):

         "(i) Notwithstanding anything to the contrary contained in this Agreement, the Significant Shareholders, jointly and severally, shall indemnify Buyer (including, after the Closing, the Surviving Corporation and each of its subsidiaries) from and against any and all Adverse Consequences incurred by Buyer and/or the Surviving Corporation arising from or relating to the failure of the Company Convertible Notes, Company Senior Notes, HRC Holding Senior 12% Notes or HRC Holding 12% Notes to be paid off and retired as of the Closing, with

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all rights and obligations of the parties thereto under such notes fully satisfied and terminated, as the case may be, as of the Closing. Without limiting the foregoing, the Significant Shareholders, jointly and severally, shall indemnify Buyer (including, after the Closing, the Surviving Corporation and each of its subsidiaries) for and in respect of (i) any payments (including, without limitation, in respect of principal and accrued interest and any costs or expenses provided for under such notes) required to be made by Buyer and/or the Surviving Corporation or its subsidiaries under the aforementioned notes in excess of the amounts paid to the holders of such notes and included in the Indebtedness deducted from the Preliminary Purchase Price at the Closing and
(ii) any Adverse Consequences that may be incurred by Buyer and/or the Surviving Corporation or its subsidiaries as a result of any claim by a holder of Company Convertible Notes that such holder is entitled to convert such notes into Company Common Shares or other equity of the Company."

17. Section 8.5(a) of the Agreement is hereby amended by deleting subsection (iii) of such section in its entirety and replacing it with the following:

         "(iii) in respect of claims made pursuant to Sections 8.2(b), 8.2(c), 8.2(d), 8.2(e), 8.2(f), 8.2(g), 8.2(h) or 8.2(i), or"

18. Section 8.5(b) of the Agreement is hereby amended by deleting subsection (iii) of such section in its entirety and replacing it with the following:

         "(iii) in respect of claims made pursuant to Sections 8.2(b), 8.2(c), 8.2(e), 8.2(f), 8.2(g), 8.2(h) or 8.2(i)."

19. Section 10.9(d) of the Agreement is hereby amended by deleting the first sentence and replacing it with the following:

         "Each party hereto hereby irrevocably designates and appoints CT Corporation System, 818 W. 7th Street, Los Angeles, California 90017 (hereinafter called the "Agent"), as its attorney-in-fact to receive service of process in such Proceeding, it being agreed that service upon such attorney-in-fact shall constitute valid service upon each such party or its successors or assigns, and each such party agrees that (i) the sole responsibilities of the Agent shall be (x) to receive such process, (y) to send a copy of any such process so received to such party, by overnight courier, at the address set out in Section 10.8 of this Agreement, or at the last address filed in writing by such party with the Agent, and (z) to give prompt telephonic notice of receipt thereof to such party at such address, and (ii) the Agent shall have no responsibility for the receipt or non-receipt by such party of such process, nor for any performance or non-performance by such party, or any other party to this Agreement or their successors or assigns."

20. Amendment. Except as affected by this Amendment, the Agreement is unchanged and continues in full force and effect. All references to the Agreement shall refer to the Agreement as amended by this Amendment. This Amendment shall be binding upon and inure to the benefit of each of the undersigned and their respective successors and permitted assigns.

21. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by

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facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment.

22. Governing Law. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

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         IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

                                  BUYER

                                  Teleflex Incorporated

                                  By: /s/ Joan Schwartz
                                     ______________________________________
                                  Name: Joan Schwartz
                                  Title: Associate General Counsel and Secretary

                                  MERGER SUB

                                  TFX Acquisition Corporation

                                  By: /s/ Joan Schwartz
                                     ______________________________________
                                  Name: Joan Schwartz
                                  Title: Secretary


                                  FS MANAGEMENT COMPANY

                                  Freeman Spogli & Co. LLC

                                  By: /s/ Charles Rullman
                                      ______________________________________
                                  Name: Charles Rullman
                                  Title:

                                  SHAREHOLDERS' REPRESENTATIVE

                                  FS Equity Partners IV, L.P.

                                      By:  FS Capital Partners LLC
                                      Its: General Partner

                                      By: /s/ Charles Rullman
                                          ______________________________________
                                      Name: Charles Rullman
                                      Title:

       [Signature Page to First Amendment to Agreement and Plan of Merger]

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                                      HOLDING

                                      River Holding Corp.

                                      By: /s/ Charles A. French
                                          ______________________________________
                                      Name: Charles A. French
                                      Title: CEO

                                      COMPANY

                                      Hudson Respiratory Care Inc.

                                      By: /s/ Charles A. French
                                          ______________________________________
                                      Name: Charles A. French
                                      Title: CEO

       [Signature Page to First Amendment to Agreement and Plan of Merger]